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                                                                      Exhibit l.

                            [Ropes & Gray Letterhead]

November 25, 2002



AEW Real Estate Income Fund
399 Boylston Street
Boston, Massachusetts  02116

Ladies and Gentlemen:

         We have acted as counsel to AEW Real Estate Income Fund (the "Fund") in connection with the Registration Statement of the Fund on Form N-2 (the "Registration Statement") under the Securities Act of 1933, as amended (File No. 333-100018), and the Investment Company Act of 1940, as amended (File No. 811-21206), with respect to certain of its common shares of beneficial interest, $0.00001 par value per share (the "Common Shares"). The Common Shares are to be sold pursuant to a Purchase Agreement substantially in the form filed as an exhibit to the Registration Statement (the "Purchase Agreement") among the Fund, AEW Management and Advisors, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated and the underwriters listed on Schedule A thereto.

         We have examined the Fund's Amended and Restated Agreement and Declaration of Trust on file in the office of the Secretary of the Commonwealth of Massachusetts (the "Declaration of Trust"), and the Fund's Amended and Restated Bylaws, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the Common Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Fund has been duly organized and is a validly existing unincorporated association under and by virtue of the laws of the Commonwealth of Massachusetts.

         2. The Common Shares have been duly authorized and, when issued and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given

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in each note, bond, contract, instrument, certificate or undertaking made or issued by the Fund's Trustees or officers. The Declaration of Trust provides for indemnification by the Fund for all loss and expense of any shareholder or former shareholder of the Fund held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of the Common Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm under the captions "Legal Matters" in the Prospectus and "Counsel" in the Statement of Additional Information, each contained in the Registration Statement.

Very truly yours,


/s/ Ropes & Gray